CUSIP #  __________________                         ___________________ WARRANTS
NO. W _____________________

                             SOMERSET HILLS BANCORP
                        WARRANTS TO PURCHASE COMMON STOCK
       VOID FOR ANY PURPOSE AFTER 5:00 PM, EASTERN TIME, ON _______, ____

     This Certificate certifies that, for value received,______________________
_______________________________________________________________________________
or registered assigns, is the registered holder of the number of warrants (the "Warrants") set forth above. Each Warrant entitles the registered holder thereof to purchase from Somerset Hills Bancorp, a New Jersey corporation with its principal office at 155 Morristown Road, Bernardsville, New Jersey 07924 (the "Corporation"), on and after the issuance date ONE (1) FULLY PAID AND NONASSESSABLE SHARE of the common stock, no par value per share, of the Corporation (the "Common Stock"), at the purchase price of $____ (the "Purchase Price") upon surrender of this Warrant Certificate, with the form of election to purchase set forth on the reverse hereof properly completed and duly executed and payment of the Purchase Price at the principal office of the Transfer Agent, or its successors as Transfer Agent, as provided in the Warrant Agreement (the "Warrant Agreement"), dated ______, 2002 by and between the Corporation and Registrar & Transfer Company (the "Transfer Agent"), a copy of which may be obtained from the Corporation, by a written request from the registered holder hereof or which may be inspected by any registered holder or his or her agent at the principal office of the Corporation. Payment of the Purchase Price may be made at the option of the registered holder in cash, by certified or official bank check payable to the order of the Corporation.

     The Purchase Price and the number of shares of Common Stock purchasable upon exercise of the Warrants set forth above are based on the Common Stock of the Corporation outstanding as of the issuance date of this Warrant Certificate and are subject to adjustment as provided in Section 5 of the Warrant Agreement.

     Upon surrender of this Warrant Certificate and payment of the Purchase Price, the Corporation shall issue and cause to be delivered to the registered holder of this Warrant Certificate a certificate for the number of shares of Common Stock issuable for the Warrants then being exercised.

     No Warrant may be exercised after 5:00 P.M., Eastern Time, on ______, 2005 (the "Expiration Date"). If such date is not a Business Day as defined in the Warrant Agreement, the Expiration Date shall mean 5:00 P.M., Eastern Time, the next following Business Day. The Expiration Date may be accelerated as provided in the Warrant Agreement under certain specifically defined circumstances upon notice to the registered holder hereof. To the extent not exercised and delivered to the Transfer Agent by the Expiration Date, the Warrants shall be null and void.

     The further provisions of this Warrant Certificate set forth on the reverse hereof and the further provisions of the Warrant Agreement shall for all purposes have the same effect as if set forth fully at this place

     This Warrant Certificate is not valid unless countersigned by the Transfer Agent.

     IN WITNESS WHEREOF, Somerset Hills Bancorp, Inc. has caused this Warrant Certificate to be duly executed under its corporate seal.

     Countersigned:
     Registrar & Transfer Company as Transfer Agent
     ----------------------------

     By: _____________________________________
         Authorized Signature

     Dated: __________________________________

(SEAL)

                                              SOMERSET HILLS BANCORP

                                              By:  _____________________________
                                                    President

                                              By:   ____________________________
                                                    Secretary

                             SOMERSET HILLS BANCORP

     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement, which is incorporated herein by reference. Please refer to the Warrant Agreement for a description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Transfer Agent, the Corporation and the registered holders of the Warrants. In the event the registered holders do not comply with the terms of the Warrant Agreement, the Warrants shall immediately become null and void.

     The Warrant Agreement provides that upon the occurrence of certain events, the Purchase Price set forth on the face hereof may, under certain conditions, be adjusted. If the Purchase Price is adjusted, the Warrant Agreement provides that the Purchase Price in effect immediately prior to such event shall be adjusted so that the registered holder of each Warrant may receive the number of shares of Common Stock of the Corporation to which it would have been entitled upon such action if such registered holder had so exercised the Warrant immediately prior to the event. No fractional shares of Common Stock will be issued upon exercise of the Warrant. If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), the Corporation shall pay an amount in cash equal to the product of
(a) such fraction and (b) the fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Corporation, on the Business Day prior to the date the Warrant is exercised.

     Upon surrender of this Warrant Certificate and similar Warrant Certificates at the principal office of the Transfer Agent, by the registered holder hereof in person or by an attorney duly authorized in writing, such Warrant Certificates may be transferred or exchanged in the manner and subject to the limitations provided in the Warrant Agreement, for another Warrant Certificate or Warrant Certificates of like tenor, evidencing in the aggregate the number of Warrants evidenced by the Warrant Certificates so surrendered and registered in the name or names as requested by the then registered owner thereof or by an attorney duly authorized in writing. In the case of the exercise of less than all the Warrants represented hereby, the registered holder shall be entitled to receive upon surrender of this Warrant Certificate another Warrant Certificate or Warrant Certificates for the balance of the Warrants evidenced by this Warrant Certificate.

     Prior to the exercise of any Warrant represented hereby, the registered holder shall not be entitled to any rights of a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Corporation, except as provided in the Warrant Agreement.

     The Corporation and the Transfer Agent shall treat the registered holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.

     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey.